Exhibit 23.4

Consent of Independent Public Accounting Firm

Innovative Industrial Properties, Inc.

San Diego, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 20, 2018 appearing in Innovative Industrial Properties, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2017, relating to the consolidated financial statements of PharmaCann LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and December 31, 2016, and the related consolidated statements of income, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Martin Hood LLC

/s/ Martin Hood LLC

Champaign, Illinois
June 18, 2018